EXECUTIVE TRANSITION SERVICES AGREEMENT

This Executive Transition Services Agreement (this “Agreement”), dated as of November 1, 2010 (“Effective Date”), is made between Onvia, Inc., a Delaware corporation (“Onvia”), and Michael S. Balsam (“Executive”).

Recitals

A.           Executive has been employed as Onvia’s Chief Strategy Officer.  Executive announced his voluntary resignation as Chief Strategy Officer effective December 31, 2010.

B.           Executive and Onvia have agreed to enter into this Agreement, which sets forth the complete understanding between Executive and Onvia regarding Executive’s voluntary future resignation as Onvia’s Chief Strategy Officer, Executive’s provision of transition services until his separation of employment effective December 31, 2010, and the commitments and obligations arising out of the separation of the employment relationship between Executive and Onvia and the services to be provided by Executive after the separation of employment.

Agreement

In consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged, Onvia and Executive agree as follows:

1.           Employment Transition.  Executive will resign as Chief Strategy Officer of Onvia effective December 31, 2010 (“Separation Date”).  Executive has agreed to provide executive transition services until the Separation Date.

2.           Services.  Executive will remain an employee of Onvia until the Separation Date and will perform such duties and functions as Onvia’s President and Chief Executive Officer shall reasonably determine.  Executive agrees to be subject to and comply with such corporate policies and guidelines of Onvia as are generally applicable to Onvia employees.  In the event of any conflict between Onvia policies and this Agreement, this Agreement shall govern.  In addition, Executive agrees to resign from any corporate office or official position of any kind that he holds with Onvia or any affiliate of Onvia upon request of Onvia and in no event later than the Separation Date.

3.           Compensation.  Onvia agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered by him, the following compensation:

3.1           Base Salary.  Executive will be paid his base salary at a rate of One Hundred Eighty Thousand Dollars ($180,000.00) per year, less all required or agreed upon deductions and withholdings, through the Separation Date.

3.2           Commissions.  Executive will be entitled to receive the commissions that are earned but unpaid under the express terms of the Executive’s 2010 Variable Compensation Plan.  Executive will receive these commissions no later than January 31, 2011.

3.3           Transition Payment.  In addition, Onvia shall pay Executive a total sum of One Hundred Thirty Five Thousand Dollars ($135,000.00) as a transition payment (“Transition Payment”).  The Transition Payment will be subject to all required or agreed upon deductions and withholdings and will be paid in a lump sum on December 31, 2010.  Executive and Onvia agree that the Transition Payment represents sufficient consideration for the potential claims being released pursuant to Section 6 as well as the covenants in Section 7.

4.           Benefits.

4.1           Benefit Programs.  Until the Separation Date, Executive will be entitled to continue to participate, subject to and in accordance with applicable eligibility requirements, in all employee benefit plans, programs and arrangements of Onvia, as now or hereinafter in effect, that are applicable to Onvia’s employees generally or to its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

4.2           Medical Benefits/COBRA Coverage.  Onvia will continue to provide coverage under any group medical benefits plan under which Executive and Executive’s dependents were covered on the date of this Agreement as in effect from time to time for Onvia’s employees, through and including the Separation Date.  Executive will be responsible to pay any amounts chargeable as “employee premium contribution” amounts with respect to any such coverage.  Executive and Executive’s covered dependents may be eligible to elect a temporary extension of group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (“COBRA”).  In the event that Executive elects to extend Executive’s group health plan coverage in accordance with COBRA,  Onvia will pay on behalf of Executive the Executive’s COBRA premium from January 1, 2011 until the earliest of (i) the termination of Executive’s COBRA continuation coverage, (ii) September 30, 2011 or (iii) such time that such payment could result in excise tax to Onvia or other adverse ramifications to Onvia because of failure to satisfy the nondiscrimination rules of section 105(h) of the Internal Revenue Code of 1986, as amended or other nondiscrimination rules.  If because of clause (iii) of the preceding sentence, the payment by Onvia of the COBRA premium ceases prior to the earlier of (i) termination of Executive’s COBRA continuation coverage or (ii) September 30, 2011 (such earlier date being referred to as the “Benefit Payment Period End Date”), Onvia shall pay Executive for each month after it ceases to pay Executive’s COBRA premium and prior to the Benefit Payment Period End Date a monthly sum equal to the monthly COBRA premium.

4.3           Vacation and Other Leaves.  Executive shall be entitled to use any accrued but unused vacation and other paid time off (“PTO”) during this calendar year and for unused vacation carried over from the previous calendar year, whether for holidays, illness, or any similar purposes, in accordance the policies applicable generally to executive officers of Onvia.  Executive will be paid for any earned but unused PTO as of the Separation Date, less all lawful or required deductions and withholdings, on December 31, 2010.  After the Separation Date, no vacation or other paid absences shall accrue.

4.4           Expenses.  Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services under this Agreement, including all expenses of travel and accommodations while away from his residence on business or at the request of and in the service of Onvia; provided, however, that such expenses are incurred, accounted for and approved in accordance with the policies and procedures established from time-to-time by Onvia.

5.           Return of Materials/Equipment.  Executive will promptly deliver to Onvia, and will not remove from Onvia’s premises or possession, all documents and materials, or copies thereof, that contain trade secrets and/or information relating to the business of Onvia and its affiliates that are not generally known outside of Onvia (“Confidential Information”) or that Executive prepared or acquired in connection with Onvia’s business.   Executive will also promptly deliver to Onvia all property provided by Onvia, with the exception of a blackberry and lap top, which Executive may retain so long as Onvia confirms that all Confidential Information contained within these electronic devices has been deleted.

6.           Release.  In consideration of the Transition Payment and other consideration and benefits provided to Executive under this Agreement, Executive agrees to sign a general release and settlement agreement on the Separation Date in a form that is satisfactory to Onvia and Executive.

7.           Non-Competition, Non-Solicitation and Non-Disparagement.

7.1           Applicability.  This Section 7 shall survive the termination of Executive’s employment with Onvia.

7.2           Non-Competition/Non-Solicitation.  Executive agrees that for a period of one (1) year after the Separation Date, Executive will not  (a) engage in any competitive activities or accept employment by or agree to provide services to any person or entity that engages in competitive activities ("competitive activities" meaning the development, production or provision of any product, service, technology, or project that is or is intended to be competitive with any product, service, technology, or project, on which Executive worked or about which Executive learned Confidential Information while employed at Onvia) or (b) encourage, induce, attempt to induce, or assist another to induce or attempt to induce, any person employed by Onvia to terminate his or her employment with Onvia.  Further, for a period of one (1) year after the Separation Date, Executive agrees not to render services to any client or customer of Onvia for which Executive performed services during the twelve months prior to leaving Onvia.  If Executive seeks work elsewhere, whether as an employee, consultant or in any other capacity, Executive will disclose the terms of this non-compete/non-solicitation agreement to all persons and entities by whom Executive seeks to be hired or with whom Executive seeks to do business before accepting any employment or engagement by them.

7.3           Non-Disparagement.  Executive agrees that Executive will not make any disparaging or derogatory remarks about Onvia or any of its officers, directors, employees or agents at any time.  Onvia will direct its officers and directors not to make any disparaging or derogatory remarks about the Executive.

7.4           Equitable Relief.  Executive acknowledges that the provisions of this Section 7 are essential to Onvia, that Onvia would not enter into this Agreement if it did not include this Section 7 and that damages sustained by Onvia as a result of a breach of this Section 7 cannot be adequately remedied by damages, the Executive agrees that Onvia, notwithstanding any other provisions of this Agreement, including without limitation, Section 13 hereof, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 7.

8.           No Violation of Other Agreements.  Executive represents and agrees that neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement by which Executive may be bound, or with any other duties imposed upon Executive by corporate or other statutory or common law.

9.           Indemnification.  Executive shall be indemnified by Onvia to the extent permitted by applicable law and as provided by Article VI of Onvia’s Bylaws.

10.           Form of Notice.  All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent to telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Executive:                                                      Michael S. Balsam
3213 West Wheeler St. #114
Seattle, WA 98199

If to Onvia:                                                            Onvia, Inc.
509 Olive Way, Suite 400
Seattle, WA 98101
Attn:  General Counsel

If notice is mailed, such notice shall be affected upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

11.           Assignment.  This Agreement is personal to Executive and shall not be assignable by Executive.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

12.           Waivers.  No delay or failure by either party in exercising, protecting or enforcing any of its or his rights, titles, interests, or remedies under this Agreement, and no course of dealing or performance with respect thereto, shall constitute a waiver.  The express waiver by a party of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance.  All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

13.           Arbitration.  Subject to the provisions of Section 7.4 of this Agreement, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration  Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Onvia and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute that arises in connection with such discovery.  The prevailing party shall be entitled to costs, expenses and reasonable attorney’s fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14.           Cooperation.  After the Separation Date, Executive shall provide Onvia with such reasonable assistance and cooperation as Onvia may reasonably request in connection with financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding or litigation (any of the foregoing, a "Proceeding") arising out of matters within the knowledge of Executive and related to his service with the Onvia.  In any such instance, Executive shall provide such assistance and cooperation at times and in places mutually convenient for Executive and Onvia and which do not unreasonably interfere with Executive's business or personal activities.  Onvia shall pay for Executive’s time at the rate of pay Executive was paid by Onvia on the Separation Date and his reasonable out-of-pocket costs and expenses in connection with such assistance and cooperation upon Executive's written request in such form and containing such information as Onvia shall reasonably request.

15.           Amendments in Writing.  No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated, or discharged and signed by Onvia and Executive, and each such amendment, modification, waiver, termination or discharge shall only be effective only in the specific instance and for the specific purpose for which given.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Onvia and Executive.

16.           Applicable Law.  This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

17.           Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; (b) such invalidity, illegality and unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

18.           Heading.  All headings used are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

19.           Counterparts.  This Agreement, and any amendment or modification entered into pursuant to Section 15 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

20.           Entire Agreement.  Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between Onvia and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Onvia and Executive with respect to such subject matter are superseded and nullified in their entireties; however, nothing in this Agreement shall be deemed to in any way modify, alter, amend or reduce the obligations of Executive under any non-compete, non-solicitation, confidentiality or intellectual property rights provision that is contained in any agreement with Onvia.  Executive acknowledges that Executive is not entitled to any salary,  separation benefit or other compensation or benefit of any nature (whether relating to any period prior to the date of this Agreement or relating to any period on or after the date of this Agreement) except as specifically set forth in this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

Michael S. Balsam

Onvia, Inc.

By:  /s/ Henry Riner
Henry G. Riner, President and Chief Executive Officer of Onvia, Inc.